Filed pursuant to Rule 424(b)(3)
Registration No. 333-282971

Prospectus Supplement No. 12
(To Prospectus dated April 23, 2025)

INNVENTURE, INC.

This prospectus supplement updates, amends and supplements the prospectus dated April 23, 2025 (the “Prospectus”), which forms a part of the Post-Effective Amendment to the Registration Statement on Form S-1 (Registration No. 333-282971) and is being filed to update, amend and supplement the information included in the Prospectus with information contained in each of our Current Reports on Form 8-K which were filed with the SEC on January 12, 2026 (the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Shares of our common stock, par value $0.0001 per share (our “Common Stock”), are listed on The Nasdaq Stock Market, LLC under the symbol “INV.” On January 12, 2026, the closing price of our Common Stock was $4.34 per share.

Investing in our securities involves risks that are described in the “Risk Factors” section of the Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this prospectus supplement or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 13, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________________
FORM 8-K
___________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 29, 2025
Date of Report (date of earliest event reported)
___________________________________
Innventure, Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware (State or other jurisdiction of incorporation or organization)	001-42303 (Commission File Number)	93-4440048 (I.R.S. Employer Identification Number)
6900 Tavistock Lakes Blvd, Suite 400 Orlando, Florida 32827
(Address of principal executive offices and zip code)
(321) 209-6787
(Registrant's telephone number, including area code)
___________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.
Closing of Accelsius Series B Funding with Legrand and Johnson Controls
On December 29, 2025 (the “Closing” or “Closing Date”), Accelsius Holdings LLC (“Accelsius”), a subsidiary of Innventure, Inc. (the “Company”), issued and sold to Legrand DPC, LLC, a Delaware limited liability company (“Legrand”), 822,195 units of Accelsius’ Series B-1 Units (the “Series B-1 Units”) for gross proceeds of approximately $30 million. Additionally, on the Closing Date, Accelsius issued and sold to Johnson Controls, Inc., a Wisconsin corporation and an existing holder of Series B-1 Units (“JCI”), an additional 274,065 units of the Series B-1 Units for gross proceeds of approximately $10 million. The approximately $40 million of aggregate gross proceeds to Accelsius from the Closing is in addition to the approximately $25 million of gross proceeds from the issuance and sale of Series B-1 Units to JCI on October 2, 2025, which was previously disclosed in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on October 6, 2025 (the “Prior Form 8-K”). For a summary of the rights provided to JCI in connection with its prior investment, see the Prior Form 8-K.
Accelsius will use the proceeds from the sale of the Series B-1 Units, after deducting certain offering expenses, for general company purposes. The Series B-1 Units are convertible at any time and from time to time into Accelsius’ Class A Common Units by dividing the Series B-1 Unit’s Issue Price (as defined below) by the Conversion Price (as defined below) in effect at the time of conversion. The “Issue Price” means $36.4877 per unit, subject to appropriate adjustment in the event of any unit dividend, unit split, combination or other similar recapitalization with respect to the applicable Series B-1 Units. The “Conversion Price” shall initially equal $36.4877 and will be subject to certain adjustments.
The Series B-1 Units have not been registered under the Securities Act of 1933, as amended, may not be offered or sold absent registration or an applicable exemption from registration requirements and are subject to certain restrictions on transfer.
Amendment of Accelsius’ Operating Agreement
In connection with the Closing, Accelsius amended its limited liability company agreement (“Operating Agreement”) to, among other things, include Legrand as a member and expand the size of Accelsius’ board of directors (the “Board”) to eight directors. The amendment to the Operating Agreement provides that, for so long as Legrand and its affiliates continue to beneficially own an aggregate of at least 50% of the Series B-1 Units purchased by Legrand (subject to appropriate adjustment for any unit splits, unit dividends, combinations, recapitalizations and the like or any conversion), Legrand will be entitled to designate and remove one director (the “Legrand Director”). The Legrand Director will be entitled to one vote on all matters that come before the Board and will be entitled to be a member of any committee of the Board or of the board of directors or managers of any subsidiary of Accelsius.
The approval of the Legrand Director is required with respect to any Preferred Decision (as defined in the Operating Agreement). Such “Preferred Decisions” include, among others, (i) any amendment of any provision of the Operating Agreement that would adversely affect the special rights, powers, or preferences of the Series B-1 Units, (ii) the incurrence or guarantee of indebtedness by Accelsius in excess of $20,000,000 in a single transaction or series of related transactions, (iii) the creation of any new class or series of units that would rank senior or pari passu to the Series B-1 Units, and (iv) an increase in the authorized number of Accelsius’ Class A Common Units, Class C Units, or any series of preferred units.
Additionally, the amendment to the Operating Agreement provides Legrand, subject to certain exceptions and conditions, with certain customary preemptive rights, rights of first refusal and rights of co-sale with respect to transfers by other members, information rights and registration rights. Such customary rights, as set forth in the Operating Agreement and which are also made available to JCI, are described in more detail in the Prior Form 8-K.
Agreements with Legrand
On or after Closing, Accelsius expects to enter into several agreements with Legrand, including a reseller agreement, private label agreement, joint development agreement, supply agreement, and contract manufacturer agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNVENTURE, INC.

Date: January 12, 2026	By:	/s/ David Yablunosky
	Name:	David Yablunosky
	Title:	Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2026

Innventure, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-42303 (Commission File Number)	93-4440048 (IRS Employer Identification No.)

6900 Tavistock Lakes Blvd, Suite 400
Orlando, Florida 32827
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (321) 209-6787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	INV	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

Accelsius Holdings LLC Funding

As announced earlier today, Accelsius Holdings LLC (“Accelsius”), a subsidiary of Innventure, Inc. (the “Company”), issued and sold to Legrand DPC, LLC (“Legrand”) and Johnson Controls, Inc. (“JCI”) units of Accelsius’ Series B-1 Units (the “Series B-1 Units”) for $40 million, based upon a valuation of approximately $665 million. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may or may not be accurate.

Balance of Convertible Debentures

As of January 12, 2026, approximately $6 million (in the aggregate) is outstanding under the convertible debentures issued to YA II PN, Ltd. (“Yorkville”) pursuant to the securities purchase agreement, dated September 15, 2025, and the securities purchase agreement, dated March 25, 2025 (the “Convertible Debentures”). This reflects a decrease in the amount outstanding under the Convertible Debentures of approximately $26.1 million from the approximately $32.1 million outstanding as of September 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2026

INNVENTURE, INC.

By:	/s/ David Yablunosky
Name:	David Yablunosky
Title:	Chief Financial Officer